EXHIBIT 99.6
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AT THE TRUST
Robert G. Higgins                      Investor Relations
First Vice President, General Counsel  L.G. Schafran - Chairman and
630-218-7255                           Interim CEO/President
bhiggins@banyanreit.com                630-218-7250
                                       ir@banyanreit.com



FOR IMMEDIATE RELEASE
MONDAY, APRIL 1, 2002


               BANYAN STRATEGIC REALTY TRUST CLOSES SALE
                 OF UNIVERSITY SQUARE BUSINESS CENTER


OAK BROOK, ILLINOIS - APRIL 1, 2002 - BANYAN STRATEGIC REALTY TRUST (Nasdaq: BSRTS) today announced that it has completed the sale of its Huntsville, Alabama property, known as University Square Business Center, for a gross purchase price of $8.45 million. The purchaser is USBC, LLC, an Alabama limited liability company, whose principals include Alan C. Jenkins and Joel L. Teglia. Mr. Jenkins is a principal in InterSouth Properties, Inc., Banyan's contract manager of the property, and Mr. Teglia is the Executive Vice-President and CFO of Banyan.

University Square is a six-building office complex containing 184,738 rentable square feet on 19 acres located in western Huntsville, Alabama. It is currently 90% leased with a total of 48 tenants.

Upon closing, Banyan discharged its outstanding first mortgage indebtedness to Wells Fargo Bank ($4.68 million) and credited the purchaser with $0.27 million, representing unfinished tenant improvement work and related leasing commissions and construction management costs. Banyan also paid $0.19 million in real estate commissions, closing costs, prorations and transaction expenses. The purchaser paid the prepayment penalty of $0.725 million associated with the payoff of the Wells Fargo debt. Banyan realized $3.3 million in net proceeds from the sale, or $0.21 per share.

Banyan also announced that it has given irrevocable notice of its intent to retire the outstanding bond indebtedness on its Louisville, Kentucky, Riverport Property, paving the way for a May 1, 2002 closing of that sale. The company previously announced on February 21, 2002, that it had entered into a contract for the sale of the Riverport Property. In the event the closing does not occur, Banyan will be required to use other funds to retire the outstanding bond indebtedness of $3.4 million.

Banyan is marketing for sale its remaining property, The Northlake Tower Festival Mall in Atlanta, Georgia. The company recently acquired the interest of its joint venture partner in this property and now owns and controls the property outright.

L.G. Schafran, Interim President and CEO of Banyan, commenting upon the University Square transaction said: "We are pleased to announce the completion of the University Square sale, which furthers our Plan of Termination and Liquidation adopted in January of 2001. We currently anticipate making the next liquidating distribution following the closing of the sale of the Riverport asset, which is scheduled to occur on May 1, 2002. If that closing occurs as scheduled, we anticipate a distribution of approximately $0.30 per share. Combining these two transactions will reduce the administrative expenses associated with making this distribution."

BANYAN STRATEGIC REALTY TRUST
ADD 1


NASDAQ DELISTING
----------------

Banyan previously announced that on February 14, 2002, it was notified by Nasdaq that because the minimum bid price for Banyan's shares of beneficial interest closed below $1.00 per share for the preceding thirty consecutive trading days, Banyan's shares faced delisting. Nasdaq has advised that the bid price must close at $1.00 or more per share for ten or more consecutive trading days, between the notification date and May 15, 2002, for delisting to be avoided. If this criterion is not met, the shares would be delisted, subject to Banyan's right of appeal. Since February 14, 2002, the closing price of Banyan's shares has averaged $0.68 per share and it is not anticipated that the share price will exceed $1.00 before May 15, 2002. Banyan is currently looking into alternatives in order to provide a market for the exchange of its shares.

Banyan Strategic Realty Trust is an equity Real Estate Investment Trust
(REIT) that, on January 5, 2001, adopted a Plan of Termination and Liquidation. On May 17, 2001, the Trust sold approximately 85% of its portfolio in a single transaction and now owns interests in two real estate properties located in Atlanta, Georgia and Louisville, Kentucky. As of this date, the Trust has 15,496,806 shares of beneficial interest outstanding.



Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties such as the sale of the Trust's remaining properties, the amount of the remaining liquidating distributions, the outcome of pending litigation and other risks and uncertainties that are detailed from time to time in the Trust's reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 2001, which was filed with the Securities and Exchange Commission on March 25, 2002. Without limitation, the foregoing words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.



          See Banyan's Website at http://www.banyanreit.com.
























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